Gulf Resources, Inc. Rena Xiao E-mail: renaxiao@gmail.com	CCG Investor Relations, Inc. Mr. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: beishengrong@163.com	Linda Salo, Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com

Website: http://www.ccgirasia.com/

Gulf Resources Agrees to Acquire Bromine and Crude
Salt Manufacturing Assets

New York & Shandong Province, January 7, 2009 - Gulf Resources, Inc. (OTCBB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in the People’s Republic of China, today announced that one of its wholly-owned subsidiaries Shouguang City Haoyuan Chemical Company Limited (“SCHC”) has signed an agreement with three individual residents of the People’s Republic of China, Fenqiu Yuan, Han Wang and Yufen Zhang (the “Sellers”), to acquire manufacturing assets involved in bromine and crude salt production.

Upon the closing of the transaction by January 30, 2009, SCHC will acquire the buildings, wells, machinery, equipment, pipelines, power circuits and inventory owned by the Sellers, and any warranties associated therewith, located on 6.52 km2, or approximately 1,611 acres, in Shouguang City Renjiazhuangzi Village North Area (the “Property”). The filing process for the Company to obtain 50-year land use rights for the Property is currently underway. SCHC has no relationship with the Sellers or the original operations of the assets being purchased. The assets have been non-operative since January 2008. Following the successful closing of the acquisition, the Company expects to start production utilizing the newly purchased assets in April 2009.

Consideration for the asset purchase includes $10.0 million in cash, of which $2.0 million has been delivered as a security deposit to the Sellers, and the issuance of shares of common stock equal to $1.5 million, which shares will be delivered to the Sellers within 30 days after the closing date of the transaction. The purchase price per common share is $1.00. The transaction will bring diluted share count to 101.2 million shares.

"Although the assets are not currently operational, we anticipate that the acquisition of these assets, together with the implementation of our marketing and distribution systems and utilization of our operating rights, will result in additional annual production capacity of 3,000 tons of bromine and 200,000 tons of crude salt, expanding the consolidated annual production capacity of SCHC to 34,000 tons of bromine and 300,000 tons of crude salt. We expect the additional production of bromine and crude salt from these new assets to add $3.69 million to $4.10 million and $3.50 million to $4.00 million, respectively, in incremental revenue in fiscal 2009 based on current market prices," stated Ming Yang, CEO of Gulf Resources. "We consider this acquisition an important strategic milestone, as it enables us to utilize our valuable exploration license to expand market share compared to other bromine producers.  Given the limited number of bromine properties left on the market, we believe to continue to be competitive in the industry we need to act quickly to emerge as a frontrunner as our industry consolidates."

The closing of the transaction is subject to certain closing conditions, including a final assessment of the condition of the assets. Further details on the terms of this transaction can be found in the Company's 8-K which is expected to be filed with the U.S. Securities and Exchange Commission on January 7, 2009.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in the People’s Republic of China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

###